Exhibit 99.1

   ATC Announces A $5 Million Standby Equity Distribution Agreement
                   with Cornell Capital Partners LP

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--June 29, 2004--ATC Healthcare, Inc., (AMEX:AHN) a leader in medical staffing, today announced that it has signed a Standby Equity Distribution Agreement that allows it, at its option, to issue shares to investment fund Cornell Capital Partners LP up to a maximum value of $5 million.
    Under the terms of the Agreement, ATC has the right, but not the obligation, to issue shares to Cornell at any time over the next two years subject to the limitation that the amounts are not to exceed $53,000 per draw up to a maximum of $5 million. The ability to access the line for credit is subject to an effective registration statement with the United Sates Securities and Exchange Commission covering the resale of the shares, which the Company is preparing to file shortly.
    David Savitsky CEO said "We are very pleased to have secured this equity distribution agreement. It will allow ATC to have access to additional funds, as we require them to implement our business plan. This agreement with Cornell Capital Partners LP, a leader in PIPE transactions, is an indication of confidence in the future of medical staffing and ATC."

    About Cornell Capital Partners LP:

    Managed by US based Yorkville Advisers LLC, Cornell Capital Partners, LP, has a rapidly growing reputation for structuring equity participation agreements. Facilities similar to this equity line of credit are widely utilized by companies in the USA, UK and Australia. To date, Cornell Capital Partners, LP has made available in excess of $600 million for over 50 publicly quoted corporations. Information regarding Cornell Capital Partners can be found at www.cornellcapital.com

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics, and other health care facilities with 54 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 29, 2004 as filed with the Securities and Exchange Commission on May 28, 2004.

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com